FOR IMMEDIATE RELEASE

August 8, 2007

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS NINE-MONTH EARNINGS

FREEHOLD, NJ, August 8, 2007........Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported net income of $5,265,000 or $0.19 per common share for the nine months ended June 30, 2007, as compared to $4,972,000 or $0.26 per common share for the nine months ended June 30, 2006.

A summary of significant financial information for the three and nine months ended June 30, 2007 and 2006 is as follows:

                     Three Months Ended June 30,

	2007	2006
Rental and Reimbursement Revenue	$6,751,000	$6,453,000
Total Expenses	$3,309,000	$3,296,000
Interest and Dividend Income	$423,000	$252,000
Gain on Securities Transactions, net	$496,000	$118,000
Net Income	$2,286,000	$1,648,000
Net Income Applicable to Common Shareholders	$1,656,000	$1,648,000
Net Income Applicable to Common Shareholders Per Common Share	$.08	$.08
FFO (1)	$2,972,000	$3,024,000
FFO Per Common Share (1)	$.15	$.15
Weighted Avg. Common Shares Outstanding	20,213,000	19,800,000

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                        Nine Months Ended June 30,

	2007	2006
Rental and Reimbursement Revenue	$20,557,000	$19,024,000
Total Expenses	$10,583,000	$9,544,000
Interest and Dividend Income	$1,004,000	$818,000
Gain on Securities Transactions, net	$530,000	$440,000
Net Income	$5,265,000	$4,972,000
Net Income Applicable to Common Shareholders	$4,025,000	$4,972,000
Net Income Applicable to Common Shareholders Per Common Share	$.19	$.26
FFO (1)	$8,401,000	$9,038,000
FFO Per Common Share (1)	$.42	$.47
Weighted Avg. Common Shares Outstanding	20,210,000	19,390,000

A summary of significant balance sheet information as of June 30, 2007 and September 30, 2006 is as follows:

	June 30, 2007	September 30, 2006
Total Real Estate Investments	$219,164,000	$216,616,000
Real Estate Held for Sale	$3,516,000	$3,595,000
Securities Available for Sale	$12,124,000	$10,396,000
Total Assets	$259,706,000	$241,907,000
Mortgage Notes Payable	$121,191,000	$122,194,000
Loans Payable	$-0-	$8,219,000
Total Shareholders’ Equity	$134,208,000	$107,567,000

Eugene W. Landy, President, stated, “Management is pleased with the results for the nine month period.  Net income increased mainly due to increases in interest and dividend income and gains on securities transactions, as well as increased income from property acquisitions.  During the fiscal year we raised approximately $32 million in net proceeds from the public offering of preferred stock which we believe puts the Company in a strong position to acquire additional high-quality industrial properties for our portfolio.  On July 31, 2007, we completed the strategic combination with Monmouth Capital Corporation, which added fourteen industrial properties to the Company’s equity portfolio.”

Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial property.  Monmouth Real Estate Investment Corporation’s equity portfolio consists of fifty-six industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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(1)  Non-GAAP Information:  Funds from operations (FFO), is defined as net income applicable to common shareholders, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per share for the three and nine months ended June 30, 2007 and 2006 are calculated as follows:

                       Three Months Ended

       Nine Months Ended

	6/30/07	6/30/06	6/30/07	6/30/06

Net Income	$2,286,000	$1,648,000	$5,265,000	$4,972,000
Accumulated Preferred Dividend	(840,000)	-0-	(1,450,000)	-0-
Loss on Sale of Investment Property	-0-	-0-	-0-	28,000
Depreciation Expense	1,395,000	1,240,000	4,126,000	3,652,000
Depreciation Expense Related to Discontinued Operations	-0-	40,000	79,000	129,000
Amortization of In-Place Lease Intangible Assets	131,000	96,000	381,000	257,000
FFO	$2,972,000	$3,024,000	$8,401,000	$9,038,000

Weighted Ave. Common Shares Outstanding	20,213,000	19,800,000	20,210,000	19,390,000
FFO Per Common Share	$.15	$.15	$.42	$.47

The following are the cash flows provided (used) by operating, investing and financing activities for the nine months ended June 30, 2007 and 2006:

	2007	2006

Operating Activities	8,425,000	8,195,000
Investing Activities	(10,537,000)	(18,105,000)
Financing Activities	12,097,000	5,661,000

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The following is the net income per common share for the three and nine months ended June 30, 2007 and 2006:

	Three Months Ended		Nine Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06

BASIC EARNINGS – PER SHARE
Income from Continuing Operations	$.12	$.07	$.26	$.24
Less: Accumulated Preferred Dividend	(.04)	-0-	(.07)	-0-
Income from Discontinued Operations	-0-	.01	-0-	.02
Net Income Applicable to Common Shareholders – Basic	$.08	$.08	$.19	$.26

DILUTED EARNINGS – PER SHARE
Income from Continuing Operations	$.12	$.07	$.26	$.24
Less: Accumulated Preferred Dividend	(.04)	-0-	(.07)	-0-
Income from Discontinued Operations	-0-	.01	-0-	.02
Net Income Applicable to Common Shareholders – Diluted	$.08	$.08	$.19	$.26

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